Exhibit 99.1

For Immediate Release

Contact: Harvey Grossblatt, CEO

Universal Security Instruments, Inc.

410-363-3000, Ext. 224

or

Don Hunt, Jeff Lambert

Lambert, Edwards & Associates, Inc.

616-233-0500

Universal Security Instruments Reports First-Quarter Results

OWINGS MILLS, Md. August 19, 2019 - Universal Security Instruments, Inc. (NYSE Amex: UUU) today announced results for its fiscal quarter ended June 30, 2019.

The Company reported sales rose approximately 7.3% to $4,343,291 for the quarter ended June 30, 2019 versus $4,045,996 for the comparable period of last year. The Company reported a net loss of $608,954, or $0.26 per basic and diluted share, compared to a net loss of $438,833 or $0.19 per basic and diluted share, for the same period last year.

“The primary reason for the higher loss was an increase in Joint Venture loss and higher interest expense in the amount of $148,482 . Additionally, the Company’s gross margins were lower compared to the comparable quarter due to the impact of tariffs,” said Harvey Grossblatt - President and CEO.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has an over 50-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

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UNIVERSAL SECURITY INSTRUMENTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,
	2019	2018
Sales	$4,343,291	$4,045,996

Net loss:	(608,954)	(438,833)
Net loss per share – basic and diluted	(0.26)	(0.19)

Weighted average number of common shares outstanding:
Basic and diluted	2,312,887	2,312,887

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2019	June 30, 2018
ASSETS
Cash	$223,598	$77,072
Accounts receivable and amount due from factor	2,493,998	2,551,794
Inventory	7,487,800	5,863,773
Prepaid expense	130,163	223,856

TOTAL CURRENT ASSETS	10,335,559	8,716,495

INVESTMENT IN HONG KONG JOINT VENTURE	7,923,355	9,390,105
PROPERTY, EQUIPMENT AND INTANGIBLE ASSET– NET	518,425	86,625
OTHER ASSETS	4,000	4,000
TOTAL ASSETS	$18,781,339	$18,197,225

LIABILITIES AND SHAREHOLDERS’ EQUITY
Line of credit – factor	$1,695,381	$1,204,399
Short-term portion of lease obligation	162,906	-
Accounts payable and accrued expenses	6,016,987	4,946,391
Accrued liabilities	506,945	120,702
TOTAL CURRENT LIABILITIES	8,382,219	6,271,492

LONG TERM LEASE OBLIGATION	283,784	-

SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,312,887 at June 30, 2019 and 2018	23,129	23,129
Additional paid-in capital	12,885,841	12,885,841
Accumulated Deficit	(3,255,820)	(1,737,713)
Accumulated other comprehensive (loss) income	462,186	754,476
TOTAL SHAREHOLDERS’ EQUITY	10,115,336	11,925,733
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$18,781,339	$18,197,225